 Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 23, 2015

Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:    (801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS SALES UP 9%
FOR THE QUARTER ENDED MARCH 31, 2015

GAAP Net Income Up 83%
Non-GAAP Net Income Up 47%
Merit’s PreludeSnap™ Splittable Sheath Introducer Receives 510(k) Clearance
Cash Flow From Operations Improved To $19.3 Million From $8.0 Million

SOUTH JORDAN, UTAH - Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced sales of $129.6 million for the quarter ended March 31, 2015, an increase of 9% over sales of $119.2 million for the quarter ended March 31, 2014. On a constant currency basis, sales for the quarter ended March 31, 2015 would have been up 11%.
Merit’s non-GAAP net income for the quarter ended March 31, 2015 was $7.9 million, up 47%, or $0.18 per share, compared to net income of $5.4 million, or $0.12 per share, for the quarter ended March 31, 2014. Merit’s GAAP net income for the first quarter of 2015 was $5.2 million, up 83%, or $0.12 per share, compared to net income of $2.8 million, or $0.07 per share, for the first quarter of 2014.
For the first quarter of 2015, compared to the first quarter of 2014, catheter sales grew 17%; Endotek sales increased 11%; custom kit and tray sales rose 10%; BioSphere sales grew 9%; inflation device sales increased 8%; stand-alone device sales rose 7%; and Malvern sales fell 10%.
Non-GAAP gross margin was 44.9% of sales for the quarter ended March 31, 2015, compared to 46.0% of sales for the quarter ended March 31, 2014. GAAP gross margin for the first quarter of 2015 was 42.7% of sales, compared to 43.6% of sales for the first quarter of 2014. The decrease in gross margin for the first quarter of 2015 compared to the first quarter of 2014 was primarily related to higher average fixed overhead unit costs resulting from lower production volumes and sales discounts provided to various international distributors in an effort to counter devaluation against the U.S. Dollar, both of which were partially offset by a favorable decline in Merit’s manufacturing operating costs and raw materials denominated in Euros as the U.S. Dollar strengthened against the Euro during the first quarter of 2015 compared to the comparable period of 2014.
Non-GAAP income from operations for the quarter ended March 31, 2015 was $12.8 million, or 9.9% of sales, up 24% compared to $10.3 million, or 8.7% of sales, for the quarter ended March 31, 2014. GAAP income from operations for the quarter ended March 31, 2015 was $8.7 million, or 6.7% of sales, up 34% compared to $6.5 million, or 5.4% of sales, for the first quarter of 2014. The increase in income from operations was primarily attributable to higher sales and leverage from lower operating expenses as a percentage of sales.
“The results continue to show our improvement and are ahead of our internal projections for the year,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer. “This quarter is a great start to our three-year plan.”
“Despite various issues such as geopolitical tensions and currency fluctuations, our business continues to move forward,” Lampropoulos said. “As the year moves on, we expect improvement in gross margin and profit as our new product introductions and customer programs gain traction. Although our Malvern revenues were lower in the first quarter of 2015 than in the first quarter of 2014, we are pleased with the FDA’s 510(k) clearance of the PreludeSnap™, which we expect to launch next month. Our trials and testimonials for this product in Europe indicate that it will improve our market leadership in vascular access products and demonstrate the ‘Meritization’ of our Malvern facility as well as our tradition of continuous improvement and innovation.”
“Our plans are on schedule for our new facility in Mexico, with production anticipated to begin in the third quarter,” Lampropoulos continued. “We have also completed our logistics and customer service facilities in the Netherlands, which are designed to assist in our growth in Europe, the Middle East and Asia.”
“Marty Stephens, who served in various capacities over 11 years at Merit and most recently as Executive Vice President of U.S. Sales, recently retired,” Lampropoulos added. “We would like to thank him for his service and contributions to the company. Monroe May, a 13-year Merit veteran, has assumed leadership of the U.S. sales team. May is a former Merit Salesperson of the Year and a two-time Merit Regional Manager of the Year. He has been leading more than 100 personnel in Merit’s cardiovascular division, which produced 7% growth in the first quarter of 2015.”
Non-GAAP selling, general and administrative expense for the first quarter of 2015 was 27.5% of sales, compared to 30.0% of sales for the first quarter of 2014. GAAP SG&A expense for the first quarter of 2015 was 28.5% of sales, compared to 30.9% of sales for the first quarter of 2014. The decrease in SG&A expense as a percentage of sales was primarily related to increased sales as well as a $1.4 million decrease in Merit’s Euro-based SG&A expense due to the strengthening of the U.S. Dollar against the Euro during the first quarter of 2015 compared to the comparable period of 2014.
GAAP and non-GAAP research and development expense was 7.5% of sales for the first quarter of 2015, compared to 7.4% of sales for the first quarter of 2014.
GAAP other expense, which consists primarily of interest expense, was approximately $1.2 million for the quarter ended March 31, 2015, compared to $2.6 million for the quarter ended March 31, 2014. This significant decrease in interest expense was primarily the result of a lower average outstanding debt balance and a lower interest rate for the first quarter of 2015 compared to the first quarter of 2014.
Long-term debt was reduced by $11.6 million in the first quarter of 2015 to $212.9 million. Merit’s debt to EBITDA ratio decreased to 2.62 on March 31, 2015, down from 3.24 on September 30, 2014 and 2.86 on December 31, 2014.
Merit’s effective tax rate for the quarter ended March 31, 2015 was 30.7%, compared to 27.4% for the comparable period of 2014. The increase in the effective income tax rate was due primarily to the increased profit of Merit’s U.S. operations, which are generally taxed at a higher rate than Merit’s foreign operations.

CONFERENCE CALL
Merit will hold its investor conference call today (Thursday, April 23, 2015) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic telephone number to call is (888) 461-2024, and the international number is (719) 457-1512. A live webcast will also be available for the conference call at www.merit.com.

BALANCE SHEET
(In thousands)

	March 31, 2015 (Unaudited)	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$9,908	$7,355
Trade receivables, net	70,499	72,717
Employee receivables	174	173
Other receivables	5,799	7,507
Inventories	88,256	91,773
Prepaid expenses	4,999	5,012
Prepaid income taxes	1,221	1,273
Deferred income tax assets	6,369	6,375
Income tax refunds receivable	685	155
Total Current Assets	187,910	192,340

Property and equipment, net	245,155	244,171
Intangibles, net	106,891	110,308
Goodwill	184,405	184,464
Deferred income tax assets	9	9
Other assets	15,654	15,873
Total Assets	$740,024	$747,165

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	24,525	29,810
Accrued expenses	34,502	33,826
Current portion of long-term debt	10,000	10,000
Advances from employees	761	381
Income taxes payable	1,953	1,413
Total Current Liabilities	71,741	75,430

Deferred income tax liabilities	6,082	6,385
Liabilities related to unrecognized tax benefits	1,353	1,353
Deferred compensation payable	9,108	8,635
Deferred credits	2,849	2,891
Long-term debt	202,878	214,490
Other long-term obligation	3,313	2,722
Total Liabilities	297,324	311,906

Stockholders' Equity
Common stock	192,730	187,709
Retained earnings	255,136	249,962
Accumulated other comprehensive income	(5,166)	(2,412)
Total stockholders' equity	442,700	435,259
Total Liabilities and Stockholders' Equity	$740,024	$747,165

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended
	March 31,
	2015	2014

SALES	$129,577	$119,236

COST OF SALES	74,194	67,193

GROSS PROFIT	55,383	52,043

OPERATING EXPENSES
Selling, general and administrative	36,885	36,763
Research and development	9,672	8,780
Contingent consideration	122	11
Total	46,679	45,554

INCOME FROM OPERATIONS	8,704	6,489

OTHER INCOME (EXPENSE)
Interest income	53	67
Interest (expense)	(1,574)	(2,606)
Other income (expense)	280	(64)
Total other (expense) - net	(1,241)	(2,603)

INCOME BEFORE INCOME TAXES	7,463	3,886

INCOME TAX EXPENSE	2,289	1,063

NET INCOME	$5,174	$2,823

EARNINGS PER COMMON SHARE-
Basic	$0.12	$0.07

Diluted	$0.12	$0.07

AVERAGE COMMON SHARES-
Basic	43,703	42,865

Diluted	44,145	43,234

Although Merit’s financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit’s management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit’s ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three-month periods ended March 31, 2015 and 2014. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.
MERIT MEDICAL SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - Non-GAAP
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

	Three Months Ended March 31,
	2015	2014
Non-GAAP ADJUSTMENTS
GAAP net income	$5,174	$2,823

Acquisition costs	-	30
Severance	330	82
Amortization of long-term debt issuance costs	247	247
Long-term asset impairment charges (a)	14	34
Amortization of intangible assets
Cost of sales	2,771	2,737
SG&A expenses	878	957
FV adjustment to contingent consideration (b)	122	11
Income tax effect of reconciling items (c)	(1,658)	(1,557)

Non-GAAP net income	$7,878	$5,364

Non-GAAP net income per share	$0.18	$0.12

Diluted shares used to compute Non-GAAP net income per share	$44,145	$43,234

Merit's non-GAAP income, after giving effect to the adjustments referenced in the preceding table, does not reflect stock-based compensation expense of approximately $520,000 and $339,000 for the three months ended March 31, 2015 and 2014, respectively.

(a)	Amounts represent abandoned patents.

(b)	Represents changes in the fair value of contingent consideration liabilities for recent acquisitions.

(c)	Reflects an estimated annual effective tax rate of 38% on a non-GAAP basis.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 3,100 people worldwide with facilities in South Jordan, Utah; Pearland, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; and Rockland, Massachusetts.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2014. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through completed, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business in compliance with its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the prices of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2014 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will likely differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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